PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is entered into this 25th day of July, 2007, by and among FIRST NIAGARA BANK, (“Seller”), having an address of 6950 South Transit Road, Lockport, New York 14095 and LEGACY BANKS, (“Purchaser”), having an address of 99 North Street, Pittsfield, Massachusetts 01202.

R E C I T A L S:

A. Seller is a federal savings bank which operates a number of branches as set forth on Exhibit A attached hereto (individually the “Branch”, or collectively the “Branches”).

B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain deposit liabilities, assets and real property associated with the Branches, all on the terms and conditions set forth in this Agreement.

P R O V I S I O N S:

NOW THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained herein, and in reliance thereon, Purchaser and Seller hereby agrees as follows:

ARTICLE 1
CERTAIN DEFINITIONS

1.1	Defined Terms. As used herein, the following terms shall have the following meanings:

“Accrued Interest” shall mean, as of any date, (a) with respect to the Deposit Account Liabilities, the interest, dividends, fees, costs and other charges that have been accrued on but not paid, credited, or charged to the Deposit Account Liabilities, and (b) with respect to the Advance Lines and the Negative Deposits, interest, fees, premiums, consignment fees, costs and other charges that have accrued on or been charged to the Advance Lines and the Negative Deposits but not paid by the applicable borrower, or any guarantor, surety or other obligor therefor, or otherwise collected by offset, recourse to collateral or otherwise.

”Advance Lines” shall mean all overdraft lines of credit to Depositors listed on Schedule 1.1(a)hereto, plus any and all Accrued Interest thereon (to the extent such Accrued Interest shall be outstanding and unpaid for ninety (90) days or less prior to the Closing Date), as of the close of business on the Closing Date.

”Bank Employees” shall mean the employees of Seller listed on Schedule 1.1(b) hereto, but excluding such employees who shall leave Seller’s employ between the date hereof and the close of business on the Closing Date, and including replacements of such employees made in the ordinary course of business between the date hereof and the Closing Date and including any Person who fills a vacant position at the Branch in the ordinary course of business between the date hereof and the Closing Date to provide Branch services to Depositors.

”Cash on Hand” shall mean the face amount of all cash on hand maintained at the Branches as of the close of business on the Closing Date, including teller cash, vault cash, automated teller machine (“ATM”) cash and petty cash.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

”Confidential Information” shall mean all Records (as defined below), and any other information, trade secrets or know-how relating to the Seller, the Branches, the Purchased Assets (as defined in Section 2.1), a customer of Seller or such customer’s Deposit Account and/or the Property (as defined in Section 2.2) that is not and has not become ascertainable or obtainable from public or published information.

“Deposit Account” shall mean any accounts maintained by a customer at the Branches to which a deposit liability is incurred by Seller as of the Closing Date. By way of reference, each of which Deposit Accounts existing as of the date of this Agreement is listed on Schedule 1.1(c).

“Deposit Account Liabilities” shall mean the total amount of all funds in the Deposit Accounts, but excluding the Excluded Deposits.

“Depositor” shall mean the holder of any Deposit Account.

“Draft Closing Statement” shall mean a draft closing statement as of the close of business of the fifth (5th) Business Day immediately preceding the Closing Date setting forth an estimate of the Purchase Price (including all adjustments and prorations thereto).

“Employee Pension Plan” shall mean any employee pension plan for which Seller serves as a trustee, including but not limited to, employee pension benefit plans as defined in Section 3(2) of ERISA, retirement plans qualified under the requirements of Section 401 (a) of the Code, nonqualified deferred compensation plans, excess benefit plans and supplemental executive retirement plans.

“Encumbrances” shall mean all liens, security interests, claims, encumbrances, easements, rights-of-way, encroachments, reservations, restrictions, covenants, conditions and any other matters affecting title to the Real Property and Improvements.

“Environmental Laws” shall mean all Federal, state or local laws, rules, regulations, codes, ordinances, or by-laws, and any judicial or administrative interpretations thereof, including orders, decrees, judgments, rulings, directives or notices of violation, that create duties, obligations or liabilities with respect to (a) human health or (b) environmental pollution, impairment or disruption, including, without limitation, laws governing the existence, use, storage, treatment, discharge, release, containment, transportation, generation, manufacture, refinement, handling, production, disposal, or management of any Hazardous Materials, or otherwise regulating or providing for the protection of the environment and further including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Public Health Service Act (42 U.S.C. § 300 et seq.), the Pollution Prevention Act (42 U.S.C. § 13101 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§ 201, 300f), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq. ), and similar state and local statutes, and all regulations adopted pursuant thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (11 U.S.C. § 1101 et seq.)

“Excluded Deposits” shall mean (i) all Deposit Account Liabilities owned by affiliates of Seller or employees of Seller (other than Transferred Employees), (ii) Deposit Account Liabilities subject to a hold or similar legal process, (iii) deposits which have been reported as abandoned property under the abandoned property laws of any jurisdiction, (iv) deposits required as compensating balances with respect to loans or other extensions of credit not included in the Purchased Assets, and (v) Deposit Account Liabilities constituting obligations of Seller represented by certified checks drawn on Seller. The Excluded Deposits as of the date of this Agreement are listed on the attached Schedule 1.1(d) and as will be updated as of the date of the Draft Closing Statement.

“Federal Funds Rate” means the near closing bid price for federal funds as quoted in the Wall Street Journal for the date in question.

“Final Approval Date” shall mean the date on which all Government Approvals have been received by Purchaser and Seller, and shall include any applicable regulatory comment and waiting period required by such Government Approvals.

“FIRPTA Affidavit” shall mean affidavits pursuant to Section 1445 of the Code certifying to the non-foreign entity status of Seller.

“GAAP” shall have the meaning specified in Section 1.2.

“Government Approvals” shall mean all approvals as may be required by applicable state and federal law with respect to the transactions contemplated by this Agreement, including, without limitation, those of the Office of Thrift Supervision (“OTS“), any State Banking authority, the Federal Deposit Insurance Corporation (“FDIC“) and any other applicable state or federal regulatory agency.

“Governmental Authorities” shall mean OTS, FDIC, and any other state or federal agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any government, quasi-governmental unit or political subdivision, whether with a federal, state, county, district, municipality, city or otherwise.

“Hazardous Materials” means (a) any “hazardous material”, “hazardous substance”, “hazardous waste”, “oil”, “regulated substance”, “toxic substance” or words of similar import as defined under any of the Environmental Laws, (b) asbestos in any form, (c) urea formaldehyde foam insulation, (d) polychlorinated biphenyls, (e) radon gas, (f) flammable explosives, (g) radioactive materials, (h) any chemical, contaminant, solvent, material, pollutant or substance that may be dangerous or detrimental to any of the Branch, the environment or the health and safety of employees or other occupants of any of the Branch, and (i) any substance, the generation, storage, transportation, utilization, disposal, management, release or location of which, on, under or from any of the Branch is prohibited or otherwise regulated pursuant to any of the Environmental Laws.

“Improvements” shall mean all buildings, improvements, structures and fixtures now or hereafter situated on the Real Property, including, but not limited to, those certain buildings presently situated thereon.

“IRA” shall mean an individual retirement account as specified in Section 408 and 408A of the Code.

“IRS” shall mean the Internal Revenue Service of the United States.

“Knowledge” shall mean, with respect to Seller, the actual knowledge as of the date hereof, without further investigation, of any of Seller’s executive officers, directors and agents and with respect to Purchaser, the actual knowledge as of the date hereof, without further investigation, of any of Purchaser’s executive officers, directors and agents. In no event shall this provision be construed to create any personal liability upon the executive officers, directors or agents of Seller or Purchaser, it being understood that such individuals shall have no personal liability with respect to the representations, warranties and other terms of this Agreement.

“Leased Property” shall mean the Greenville Branch, located at 11567 State Rt. 32 - Bryant’s Supermarket.

“Material Adverse Effect” shall mean any circumstance, change in or effect on the Purchased Assets or the Assumed Liabilities that is materially adverse to the business, operation, results of operations or the financial condition of the Branches; provided, however, that “Material Adverse Effect” shall not include any circumstance, change in or effect on Seller or the Branches directly or indirectly arising out of or attributable to (a) changes in general economic or political conditions, (b) changes in prevailing interest rates, (c) any actions taken or omitted to be taken pursuant to this Agreement, (d) the announcement of the transactions contemplated by this Agreement, or (e) the voluntary or involuntary termination of employment of any Bank Employees.

“Material Condition” shall mean, with respect to any Government Approval, a condition or requirement that, individually or when aggregated with other conditions or requirements,

would reduce materially the benefits which Seller or Purchaser, as applicable, could reasonably have expected to derive from consummation of the transaction contemplated by this Agreement and which could not reasonably have been anticipated by the party adversely affected.

“Negative Deposit” shall mean overdrafts in Deposit Accounts (that have been outstanding for no more than 10 days prior to the Closing Date and have a negative balance no greater than $2,500.00) that are not covered by Advance Lines, plus any and all Accrued Interest thereon, each of which existing as of the date hereof is listed on Schedule 1.1(e).

“Person” shall mean any individual, corporation, company, limited or general partnership, trust or estate, joint venture, association or other entity.

“Real Property” shall mean the parcel of owned real property on which any of the Branches is located as more fully described in Schedule 1.1(f) annexed hereto, together with all rights, privileges, interests, easements, hereditaments and appurtenances thereunto in any way incident, appertaining or belonging, including, but not limited to all right, title and interest in and to adjacent streets, alleys, rights of way and any adjacent strips or gores of real estate.

“Records” shall mean all files, books, records, signature cards and deposit agreements solely relating to the Branches and the Purchased Assets. Records shall include information in any form whatsoever, including but not limited to, hard copy, computer floppy diskette, CD, CD-ROM drive, information retained in electronic storage or other information storage means.

“Safe Deposit Assets” shall mean all assets related to the safe deposit box business located at the Branches as of the close of business on the Closing Date, all of which existing as of the date hereof are listed on Schedule 1.1(g), except for those assets currently held for delivery to the New York State Comptroller in accordance with the Abandoned Property Law of New York State.

“Safe Deposit Business” shall mean the safe deposit business conducted by Seller at the Branches, including, but not limited to the Safe Deposit Assets, all of Seller’s rights and benefits (other than fees due and collected prior to the Closing Date) under safe deposit lease agreements, safe deposit box keys, combinations, signature cards and records pertaining thereto.

“Seller’s Marks” shall mean any logo, design, tradename, trademark or service mark used by Seller.

“Title Company” shall mean Sneeringer, Monahan, Provost & Redgrave Title Services Inc., or such other reputable title insurance company as Purchaser may select.

“Transfer Date” shall mean the first Business Day following the Closing Date.

“Transferred Employees” shall mean all employees of Seller who accept offers of employment from Purchaser as contemplated by Section 8.8(a).

1.2 Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with “accounting principles generally applied in the United States of America” consistently applied as are in effect from time to time in the United States of America (“GAAP“).

ARTICLE 2
TRANSFER OF ASSETS AND PROPERTY; ASSUMPTION OF LIABILITY

2.1 Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase, accept and receive from Seller, free and clear of all encumbrances, all of Seller’s right, title and interest in and to: (a) all personal property, equipment, furniture, fixtures and inventory located at the Branches as set forth on the attached Schedule 2.1, together with any manufacturer’s warranties and maintenance or service agreements thereon which are in effect on the Closing Date and are assignable to Purchaser (the “Equipment“), (b) the Deposit Account Liabilities, (c) the Safe Deposit Business, (d) the Cash on Hand, (e) all of Seller’s rights with respect to the contracts and relationships giving rise to the Deposit Accounts, (f) the Advance Lines and the Negative Deposits, each as of the close of business on the Closing Date (g) all contract rights of Seller to the service contracts set forth on the attached Schedule 2.1.1 (the “Service Contracts“), (h) all insurance premiums paid by Seller to the FDIC which are allocated to insurance coverage for the Deposit Accounts following the Closing Date, to the extent a proration or adjustment is made with respect thereto pursuant to Section 4.6, and (i) all of Seller’s right, title and interest in and to all Records, as such Records may exist (collectively, the items listed in (a) through (i) are referred to as the “Purchased Assets“).

2.2 Real Property. (a) Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell and convey to Purchaser, and Purchaser shall purchase, the Real Property, together with the buildings, structures, improvements and fixtures located thereon, and all rights, privileges, easements, licenses, hereditaments and other appurtenances of Seller relating thereto.

(b) Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall assign to Purchaser, and Purchaser shall accept such assignment, the Leased Property. (Individually the Real Property and Leased Property, collectively, the “Property“).

2.3 Assets Not Transferred. Notwithstanding anything herein to the contrary, Seller is not selling and transferring, and Purchaser is not purchasing or acquiring, any loans for which Seller is the lender, or any tangible or intangible assets of Seller other than those specifically set forth in Article 2.1 and 2.2.

2.4 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, from the Closing Date and thereafter, Purchaser shall assume, discharge and be solely responsible and liable for all liabilities and obligations with respect to the Deposit Accounts, the Safe Deposit Business, the Advance Lines and the Negative Deposits, the Branches, the Service Contracts and the Property, which collectively may be referred to herein as the “Assumed Liabilities“. At the Closing, Seller and Purchaser shall execute an Assignment and Assumption

Agreement with respect to the Assumed Liabilities (the “Assignment and Assumption Agreement“) in the form of the attached Exhibit C. All liabilities and obligations of Seller not expressly included in the Assumed Liabilities are excluded from the transactions contemplated by this Agreement, including without limitation, the following items:

(a) all liabilities associated with cashier’s checks or other official bank checks and traveler’s checks issued by Seller;

(b) all liabilities associated with accounts of Seller’s employees, officers and directors, other than accounts of Transferred Employees;

(c) certificate of deposit accounts and IRA certificates that (a) are subject to any order, agreement or encumbrance that in any way restricts the payment of funds representing such account on the order of the depositor, or (b) are “brokered deposits“ (as that term is defined in 12 C.F.R. section 337.6(a)(2));

(d) all liabilities of Seller for violation of any terms of any contract or agreement relating to the Assumed Liabilities, the Purchased Assets, and the Real Property prior to Closing; and

(e) all liabilities and obligations of Seller relating to the Branches that are not expressly included in the Assumed Liabilities.

2.5 Disclaimer of Warranty. Except as otherwise set forth herein, THE PROPERTY AND THE PURCHASED ASSETS ARE SOLD AND CONVEYED IN “AS IS”, “WHERE IS” CONDITION, WITHOUT RECOURSE OR ANY WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, ENVIRONMENTAL CONDITION, COLLECTABILITY, OR FREEDOM FROM LIEN AND ENCUMBRANCES.

ARTICLE 3
PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE

3.1 Purchase Price.

(a) In consideration of Seller transferring to Purchaser the Property and the Purchased Assets, Purchaser shall pay Seller an amount equal to the fair market value of the Real Property as determined by third party appraisals obtained by the Purchaser from a member of MAI or equivalent group and the depreciated book value of the Equipment (the “Assets and Property Purchase Price“), subject to adjustment as described in the attached Schedule 3.1.

(b) In consideration of Seller transferring to Purchaser the Cash on Hand, Purchaser shall pay Seller an amount equal to the Cash on Hand.

(c) The aggregate purchase price to be paid by Purchaser for the Purchased Assets and the Property (the “Adjusted Purchase Price“) is an amount equal to the sum of (i) the Assets and Property Purchase Price and (ii) the Cash on Hand (together, the “Purchase Price”), as may be adjusted pursuant to Section 4.5 below.

3.2 Consideration for Assumption of Assumed Liabilities. In consideration for the assumption by Purchaser of the Assumed Liabilities, Seller shall pay to Purchaser at Closing an amount equal to one hundred percent (100%) of the Deposit Account Liabilities, less Purchaser’s deposit premium, as further set forth on the attached Schedule 3.2 (representing a weighted average deposit premium equal to 12.75% based upon the Deposit Account Liabilities as of June 30, 2007). .

3.3 Allocation of Purchase Price.

(a) The Purchase Price shall be allocated on an allocation schedule to be agreed upon by Purchaser and Seller within thirty (30) days after the Closing Date.

(b) Purchaser and Seller shall report the transaction contemplated by this Agreement (including income tax reporting requirements imposed pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (“Section 1060”) in accordance with the agreed upon allocation. This allocation is intended to comply with the allocation method required by Section 1060. Purchaser and Seller shall cooperate to comply with all substantive and procedural requirements of Section 1060 and any regulations thereunder, and the allocation shall be adjusted if and to the extent necessary to comply with the requirements of Section 1060. The parties shall: (i) each report the federal, state and local and other tax consequences of the purchase and assumption contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation schedule; and (ii) take no position in any tax filing, return, proceeding, audit or otherwise which is inconsistent with such allocation. In the event any party hereto receives notice of a tax audit with respect to the allocation of the Purchase price specified herein, such party shall immediately notify the other party in writing as to the date and subject of such audit.

(c) If any federal, state or local tax return report or filing by Purchaser or Seller relating to the transactions contemplated hereby and filed on the basis of the allocation set forth on Schedule 3.3 hereto, is challenged by the taxing authority with which such return, report or filing was filed, the filing party shall assert and maintain, as commercially reasonable in such case, the validity and correctness of such allocation during the audit thereof until the issuance by the taxing authority of a “30 Day Letter”, or a determination of liability equivalent thereto, to such party, whereupon such party shall, in its sole discretion, have the right to pay, compromise, settle, dispute or otherwise deal with its alleged tax liability. If such a tax return, report or filing is challenged as herein described, the party filing such return, report or filing shall timely keep the other party reasonably apprised of its decisions and the current status and progress of all administrative and judicial proceedings, if any, that are undertaken at the election of the filing party.

ARTICLE 4
CLOSING; CALCULATIONS; PAYMENT; ADJUSTMENTS; TITLE

4.1 Closing. Upon the terms and subject to the conditions of this Agreement, the purchase and sale of the Purchased Assets and the Property, and the assignment and assumption of the Assumed Liabilities, as set forth in Articles 2 and 3 above (the “Closing”), shall take place at the Albany offices of Hodgson Russ, on the fifteenth (15) day following the Final Approval Date, unless a Governmental Authority requires a thirty (30) day notice period after the Final Approval Date, in which case the Closing shall take place and shall be effective as of the close of business on the thirty-fifth (35th) day following the Final Approval Date or such other date as the parties agree upon, it being the intent that the Closing shall occur on a Friday (the “Closing Date”).

4.2 Draft Closing Statement and Calculation of Deposit Accounts. On or prior to the close of business on the second day immediately preceding the Closing Date, Seller shall provide to Purchaser (i) the Draft Closing Statement and shall make available such work papers, schedules and other supporting documentation and data as may be reasonably requested by Purchaser to enable it to verify such documentation and determinations, and (ii) a list of all Deposit Accounts and a calculation of the Deposit Accounts Liabilities as of the third business day preceding the Closing Date. On or prior to the Closing Date, Purchaser shall evidence its acceptance of the Draft Closing Statement for purposes of calculating and payment of the Estimated Payment Amount (as defined in Section 4.3 below) by countersigning the Draft Closing Statement.

4.3 Payment to Purchaser at Closing. On the Closing Date, Seller shall transfer to Purchaser, by wire transfer of immediately available funds to an account designated by Purchaser, an amount equal to the Deposit Accounts Liabilities, as set forth on the Draft Closing Statement, above less the Adjusted Purchase Price (the “Estimated Payment Amount”).

4.4 Delivery of Documents.

(a) At Closing, the following shall be delivered to Purchaser, duly executed and acknowledged where required:

(i) In connection with the four (4) Branch premises owned by Seller, a Bargain and Sale Deed with Covenants Against Grantor’s Acts and Lien Law Covenant in favor of Purchaser for each of the four (4) parcels of Real Property, in recordable form, substantially in the form of Exhibit B hereto, transferring title of the Real Property (collectively, the “Deed”), and an appropriate Form TP-584 of the New York State Department of Taxation and Finance (which shall also be signed by Purchaser); in connection with the Leased Property, an Assignment and Assumption of Leases in the form annexed hereto as Exhibit C hereto, and an Estoppel Certificate from each Lessor, setting forth that each lease is unmodified and in full force and effect, or if the lease has been modified, setting forth the modifications, the dates to which the rent and other charges under the lease have been paid, and stating whether the Lessee is in default in the performance of any covenant, agreement or condition contained in the lease, and if so, specifying each such default as set forth in Exhibit D hereto.

(ii) A Bill of Sale transferring the Purchased Assets to Purchaser (the “Bill of Sale“), substantially in the form of Exhibit E, hereto;

(iii) Such affidavits and documents as the Title Company shall reasonably require and are customarily given by sellers in similar transactions, including but not limited to a title affidavit for each of the four (4) parcels of Real Property;

(iv) New York State Board of Real Property Services Real Property Transfer Report Form RP-5217 for each of the four (4) parcels of Real Property;

(v) Statement - Real Estate Transfer Tax for the Property, to be paid by Seller at Closing;

(vi) An assignment and assumption agreement with respect to the Assumed Liabilities in substantially the form of Exhibit F hereto (the “Assignment and Assumption Agreement“);

(vii) A Secretary’s Certificate in substantially the form of Exhibit G hereto;

(viii) An Officer’s Certificate in substantially the form of Exhibit H hereto;

(ix) The Draft Closing Statement;

(x) The resignation of Seller as trustee or custodian, as applicable, with respect to each IRA included in the Deposit Account Liabilities and the designation of Purchaser as successor trustee or custodian with respect thereto;

(xi) The FIRPTA Affidavits in substantially the form of Exhibit I hereto;

(xii) Physical possession of all Purchased Assets as are capable of physical delivery;

(xiii) Possession of the Property, with keys and security codes for all alarm systems;

(xiv) Possession of all right, title and interest in (i) the Records, (ii) all signature cards for the Deposit Accounts and all records of account in Seller’s possession with respect to the Deposit Accounts, and (iii) all agreements, instruments, and other documents solely and directly evidencing the Purchased Assets and Assumed Liabilities;

(xv) Copy of written notice to the Office of Thrift Supervision for the transfer of the Deposit Account Liabilities and Purchased Assets of the Branches to Seller.

(xvi) Such other documents or Records as are necessary to effect the transactions contemplated hereby as Purchaser shall reasonably request.

(b) At the Closing, the following shall be executed and delivered to Seller:

(i) the Assignment and Assumption Agreement;

(ii) A Secretary’s Certificate in substantially the form of Exhibit J hereto;

(iii) An Officer’s Certificate in substantially the form of Exhibit K hereto;

(iv) The Countersigned Draft Closing Statement; and

(v) Such other documents as are necessary to effect the transactions contemplated hereby as Seller shall reasonably request.

4.5 Adjustment of Estimated Payment Amount.

(a) On or before 12:00 noon on the 15th day following the Closing Date, Seller shall deliver to Purchaser a statement setting forth (i) the Purchase Price (including all adjustments and prorations thereto) and each component thereof and (ii) the amount of Deposit Account Liabilities (including Accrued Interest thereon) and each component thereof, transferred to Purchaser as of the close of business on the Closing Date. Seller shall make available to Purchaser and/or its representatives such work papers, schedules and other supporting data, Records and documentation as may be reasonably requested by Purchaser to enable Purchaser to verify such determinations. Such statement shall also set forth the amount by which the aggregate balance of the Deposit Account Liabilities (including Accrued Interest thereon) transferred to Purchaser exceeded the Purchase Price (including all adjustments and prorations thereto), calculated as of the close of business on the Closing Date (the “Adjusted Payment Amount”). In the event Purchaser disagrees with or disputes the calculation of the Adjusted Payment Amount, it shall notify Seller in writing not later than five (5) Business Days after receipt of the statement. In the event the disagreement or dispute cannot be resolved through discussions among the parties within the next five (5) Business Days following sending of the notice, Purchaser or Seller will then have their CFO’s discuss and attempt to resolve the issue. In the event a dispute still exits, Purchaser and Seller may pursue any legal remedies available to it to contest the Adjusted Payment Amount.

(b) On or before 12:00 noon on the 30th day following the Closing Date, Seller shall pay to Purchaser or Purchaser shall pay to Seller, as the case may be, by wire transfer of immediately available funds, an amount equal to the difference between the Adjusted Payment Amount and the Estimated Payment Amount, plus interest calculated using the Federal Funds Rate, as of the Closing Date, on such amount from the Closing Date to, but excluding, the payment date. Any payment or refund pursuant to this Section 4.5(b) shall be treated, for all purposes, as an adjustment to the Purchase Price.

4.6. Proration, Other Closing Date Adjustments.

(a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches and maintain the Deposit Account Liabilities for its own account and own the Purchased Assets (and all rights associated therewith) until the close of business on the Closing Date, and that Purchaser shall operate the Branches, own the Purchased Assets and assume the Deposit Account Liabilities and other Assumed Liabilities (and all rights associated therewith) for its own account from and after the close of business on the Closing Date. Thus, except as otherwise specifically provided in this Agreement, items of income and expense directly attributable to the operation of the Branches (which shall not include any general overhead expenses of Seller) shall be prorated as of the close of business on the Closing Date, and shall be settled between Seller and Purchaser as of the Closing Date or as of the date set forth under Section 4.5(a), whether or not such adjustment would normally be made as of such time. Items of proration will be handled as an adjustment to the Purchase Price and not as adjustments to the Estimated Payment Amount, unless otherwise agreed by the parties hereto.

(b) For purposes of this Agreement, items of proration and other adjustments shall include, without limitation: (i) telephone, electric, gas, water, and other utility services (to the extent it is not possible to transfer such services into the name of Purchaser as of the Closing Date), (ii) real estate and school taxes, and special assessments, if any (other than such real estate transfer and school taxes and special assessments that arise as a result of the transactions contemplated by this Agreement which shall be paid by Purchaser or by Seller in accordance with Section 4.7 hereof); (iii) assessments, including without limitation, insurance premiums paid or payable to the FDIC attributable to insurance coverage for the Deposit Account Liabilities for the period from and after the Closing Date; (iv) payments due on the Leased Property and Service Contracts, (v) fees for customary annual or periodic licenses or permits; (vi) prepaid real and personal property taxes; and (vii) other prepaid items of income and expense, accrued or prepaid, including without limitation, wages, salaries, agreed upon bonuses, employee insurance premiums, or other payments to employees, taxes and other withheld amounts from employees, in each case as of the close of business on the Closing Date, except that any penalties or excess charges resulting solely from Seller’s inaction shall be borne entirely by Seller. Notwithstanding the foregoing, if accurate arrangements cannot be made as of the Closing Date, or as of the date set forth under Section 4.5(a), for any of the foregoing items of proration, the parties shall apportion the charges for the foregoing items on the basis of the bill therefor for the most recent billing period prior to the Closing Date.

(c) In the event the net closing adjustments under this Section 4.6 are in favor of Seller, such amount shall be added, dollar for dollar, to the Adjusted Purchase Price. In the event the net closing adjustments are in favor of Purchaser, such amount shall be subtracted, dollar for dollar, from the Adjusted Purchase Price.

(d) The parties agree that Seller shall take a final read of all utilities on or about the Closing Date, and Purchaser shall place the utilities in Purchaser’s name as of the Closing Date.

(e) The parties agree that upon the expiration of the thirty (30) day period set forth in Section 4.5(b) above, the prorations calculated by the parties pursuant to this Section 4.6 shall be deemed agreed to and final for all purposes.

4.7 Taxes.

(a) Sales, Transfer and Use Taxes. Except as otherwise provided in this Agreement, any sales, use, filing, recordation, or similar fees and taxes (collectively, “Taxes”), which are payable or arise as a result of this Agreement or the consummation of the transactions contemplated hereby, shall be paid by Purchaser on the Closing Date. Seller shall pay the costs of real estate transfer taxes, in accordance with applicable law, which are payable as a result of the consummation of the transactions contemplated hereby. If such Taxes are treated as a proration pursuant to Section 4.6, Seller agrees to remit such Taxes to the proper authority on or before the date the same shall become due, accompanied by such tax returns as may be required to be filed with such payment. Purchaser and Seller will reasonably cooperate with the other in the preparation of any filings or returns.

(b) Information Reports.

(i) Seller will report to applicable taxing authorities and holders of Deposit Account Liabilities transferred on the Closing Date, with respect to all periods through the close of business on the Closing Date, all interest credited, withheld from and any early withdrawal penalties imposed upon the Deposit Account Liabilities and Purchaser will report to the applicable taxing authorities and holders of Deposit Account Liabilities, with respect to all periods commencing after the Closing Date all such interest credited to, withheld from and early withdrawal penalties imposed upon such Deposit Account Liabilities. Seller will continue backup withholding and remittance through the close of business on the Closing Date. Any amounts required by any governmental agencies to be withheld from any of the Deposit Account Liabilities through the close of business on the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by Purchaser in accordance with applicable law or the appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.

(ii) Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all Form 1099s with respect to information reporting and tax identification numbers required to be delivered for all periods through the close of business on the Closing Date with respect to the Deposit Account Liabilities, including the payment of Accrued Interest through the Closing Date, and Purchaser shall be responsible for delivery to payees all such notices required to be delivered for all periods following the Closing Date with respect to the Deposit Account Liabilities. Purchaser and Seller shall, prior to the Closing Date, consult (and Seller shall reasonably cooperate) to permit Purchaser timely to deliver notices required to be delivered after the Closing Date.

4.8 Title and Conveyance.

(a) Upon payment of the Adjusted Purchase Price to Seller, as herein provided, Seller will assign and convey to Purchaser good and marketable (or as expressly hereinafter provided, insurable) title to the Real Property, if owned by Seller, free and clear of all Encumbrances, except (i) easements for public utilities, applicable zoning ordinances and restrictions of record, provided such items do not render title to the Real Property and Improvements unmarketable or the Real Property and Improvements unusable as a branch bank as presently configured, and (ii) the Encumbrances listed in Schedule 4.8 (a) attached hereto (collectively, the “Permitted Encumbrances”).

(b) Seller agrees to furnish to Purchaser’s attorney, at Seller’s expense, within twenty (20) days after the execution of this Agreement, the following:

(i) fully guaranteed tax, title and United States District Court searches dated or redated within 60 days of the date of this Agreement with local tax certificate for county, city and school taxes and state and county searches under the Uniform Commercial Code for the Real Property; and

(ii) a survey of the Real Property and the Improvements, dated subsequent to the effective date of this Agreement, prepared in accordance with the Code of Practice of the New York State Land Surveyors Association and certified at Sellers’ expense to Purchaser and the Title Company.

(c) Within ten (10) business days following Purchaser’s receipt of the abstract and survey referred in Section 4.8(b) above, Purchaser shall have the right to notify Seller in writing of any objection to Seller’s title (other than Permitted Encumbrances) that if valid, would render title unmarketable (the “Defect Notice”). Any matters affecting title not timely raised in Purchaser’s Defect Notice shall be deemed Permitted Encumbrances. In the event that Purchaser shall raise written objection to Seller’s title in Purchaser’s Defect Notice, which, if valid would render title unmarketable, Seller shall make reasonable efforts to eliminate such title defect within thirty (30) days’ receipt of Purchaser’s Defect Notice, but if Seller does not eliminate such title defects, Purchaser’s only rights shall be to (i) cancel this Agreement by giving written notice of such cancellation to Seller and all further obligations under this Agreement shall cease or (ii) accept such title as Seller can convey without reduction in the Real Property Purchase Price. Notwithstanding the foregoing, if Seller shall be able to cure Purchaser’s objection prior to the date set for transfer of title, or if Purchaser secures a commitment for title insurance from a New York licensed title insurance company at standard rates in face amount equal to the Asset & Property Purchase Price, to insure marketability of title against the objection raised for the benefit of Purchaser, then Purchaser shall accept insurable title, and Seller shall pay the cost thereof, and in such event this Agreement shall remain and continue in full force and effect. Notwithstanding the foregoing, Purchaser, at its option, may accept such title as Seller may be able to convey, without reduction, credit or allowance against the Asset & Property Purchase Price.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

5.1 Organization. Seller is a federal savings bank, duly organized, validly existing under the laws of the United States of America, and it has the requisite corporate power and authority to accept and maintain the Deposit Account Liabilities and own, transfer and assign the Purchased Assets and Assumed Liabilities to Purchaser and carry on its business.

5.2 Authorization. Subject to obtaining all Governmental Approvals, Seller has taken all necessary action to authorize the execution and delivery of this Agreement and Schedules hereto, and any other documents or instruments executed pursuant hereto, the performance of all terms and conditions hereof and thereof to be performed by Seller and the consummation of the transactions contemplated hereby and thereby.

5.3 No Violation. Subject to obtaining all Governmental Approvals, neither the execution, delivery and performance of this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto, nor the consummation by Seller of the transactions contemplated hereby and thereby (a) will violate or conflict with (i) any applicable law or order of any government entity, (ii) any judgment, decree, order, statute, law or regulation applicable to Seller, or (iii) any agreement that Seller is a party to, or (b) will require any authorization, consent approval, exemption or other action by nor notice to any government entity.

5.4 Binding Agreement. This Agreement and the instruments and documents executed pursuant hereto constitute, or when executed will constitute, the valid and binding agreement of Seller, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Seller does not and will not violate any law, rule or regulation, conflict with, or result in a breach of any provision or condition, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of any lien, charge, encumbrance or claim upon any of the property of Seller pursuant to the terms of any indenture, contract, mortgage, lien, trust, agreement or other instrument, order, judgment or decree to which Seller is or will be a party, or which are, purport to be, or will be binding upon Seller or of its property or assets.

5.5 Title to Purchased Assets. Seller is the lawful owner of each of the Purchased Assets and has the right to sell, convey, transfer, assign and deliver to Purchaser all of the Purchased Assets free and clear of all mortgages, liens, encumbrances and security interests.

5.6 Brokers and Finders Fee. Other than Sandler O’Neill + Partners, L.P., or as further set forth below, no agent, broker, investment banker, consultant, representative or other person acting on behalf of Seller or under the authority of Seller is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from Seller relating to this Agreement or the transactions contemplated hereby other than the attorneys, accountants and tax or financial advisors of Seller in connection with this Agreement and the transactions contemplated hereby.

5.7 Non-Contravention. The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Seller do not and, subject to the receipt of all Government Approvals, the consummation of the transactions contemplated by this Agreement, will not constitute (a) a material breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of Seller or to which Seller is subject, which breach, violation or default would have a Material Adverse Effect, or (b) a breach or violation of or a default under the charter or bylaws of Seller or any material contract to which Seller is a party or by which it is bound which breach, violation or default would prevent or materially delay Seller from performing its obligations under this Agreement in all material respects.

5.8 Compliance with Law. The business and operations of Seller with respect to the Branches and the Purchased Assets are being conducted in compliance with all applicable laws, rules and regulations, ordinances, orders, permits and judgments (collectively, the “Laws”) of all governmental authorities, other than those Laws of governmental authorities the penalty or liability for the violation of which, if imposed or asserted, would not have a Material Adverse Effect. Seller has not received any notice of any alleged or threatened claim, violation or liability, which allegation or threat remains outstanding as of the date of this Agreement, under any applicable law, rule and regulation, order, permit and judgment (collectively, the ”Laws”) of a governmental authority in connection with the operation and business of the Branches the penalty or liability for the violation of which, if imposed or asserted, would have a Material Adverse Effect.

5.9 Legal Proceedings. There are no actions, suits, or proceedings, whether civil, criminal or administrative, pending against Seller as of the date of the Agreement or, to the Knowledge of Seller, threatened as of the date of the Agreement against or affecting Seller, the Purchased Assets or the Assumed Liabilities, (a) which would reasonably be expected to have a Material Adverse Effect, or (b) which would prevent or materially delay Seller from being able to perform their obligations under this Agreement in all material respects.

5.10 Books and Records. To Sellers’ Knowledge, the Records of Seller pertaining to the Branches and the Purchased Assets and the Assumed Liabilities are true and correct in all respects and fairly reflect information regarding the Purchased Assets and the Assumed Liabilities necessary for Purchaser to carry on the business of the Branches upon the Closing of the transaction. Such Records have been properly kept and maintained and are in compliance in all material respects with GAAP and all other applicable requirements.

5.11 Certain Labor Matters. Except as may be set forth in Schedule 5.11, Seller is not a party to any employment agreement, bonus, severance or similar agreement with any employee at the Branches, except for employee benefit plans of general application. Seller is not a party to any union, collective bargaining or similar agreement covering employees at the Branches, and there has not been any written or oral communications to Seller from any labor union, labor relations board or tribunal or any person or organization purporting to represent present or past employees of Seller at the Branches.

5.12 Fiduciary Obligations. Other than in respect of IRA accounts held in the name of a customer of the Branches, Seller has no trust or fiduciary relationship or obligations in respect of any of the Deposit Account Liabilities or in respect of any other Assets.

5.13 Agreements with Regulatory Authorities. Seller is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state governmental agency or authority, which order, decree, agreement, memorandum of understanding, commitment letter or submission either (i) could reasonably be expected to prevent or impair the ability of Seller to perform their obligations under this Agreement in any material respect or (ii) could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

5.14 Limitations on and Disclaimer of Representations and Warranties and Purchaser’s Release in Connection Therewith. Except as otherwise addressed in this Article 5, notwithstanding anything to the contrary contained herein or in any other document or agreement delivered in connection herewith:

(a) Seller does not make any representations or warranties, express or implied, as to the physical condition of the Real Property or Leased Property. The Real Property and Leased Property is being sold and or assigned, as applicable, “AS IS”, “WHERE IS”, without recourse and with all faults at the Closing Date.

(b) Seller does not make any representations or warranty, express or implied, of any type or nature with respect to the physical condition of the Branches which are being sold or assigned “AS IS”, “WHERE IS” without recourse and with all faults, without any obligation on the part of Seller. Seller has no Knowledge of any violation under any Environmental Law relating to the Property. Except as otherwise expressly set forth in this Agreement, by closing this transaction, Purchaser hereby releases and agrees to hold harmless Seller, and its officers, directors, shareholders, representatives and agents, and waives any claims which Purchaser may now or hereafter have against Seller relating to the physical condition of the Branches from and after the Closing, excluding however, any and all liability for claims under Environmental Laws or with respect to the presence of Hazardous Materials which exist or arise with respect to the Real Property during such time as Seller owned or leased the Real Property.

(c) (i) Within thirty (30) days after the date hereof, Purchaser may contract, at its expense, for an initial environmental screening (which may be a phase I environmental report) of the Real Property by an independent third party environmental engineer, but shall not have any right to do any Phase II or other intrusive testing of the Real Property without Seller’s prior written approval, which approval may be withheld by Seller in its sole and absolute discretion. If Purchaser’s Phase I environmental report recommends a Phase II or other further testing, Purchaser shall provide Seller with a copy of such report(s) and Seller prohibits Purchaser from conducting such report or testing or if any Phase II reporting permitted by Seller evidences any violation of Environmental Law with respect to the Real Property, then Purchaser shall have the right to terminate this Agreement by providing written notice to Seller by no later than the later of the thirtieth (30th) day after the date hereof, or the date Seller prohibits Purchaser from conducting a Phase II test, or the date on which any Phase II environmental report evidences any violation of any Environmental Law with respect to any Real Property. If Purchaser fails to terminate this Agreement within such period, then Purchaser shall be deemed to have waived all environmental conditions with respect to the Real Property.

(ii) Purchaser shall instruct the independent third party environmental engineer to provide both Purchaser and Seller with a copy of its environmental reports, subject to the maintenance of the confidentiality of such reports. In the event that Seller does not receive the reports described above within five (5) days of the date of such environmental report, Purchaser agrees that it shall have no rights under this Section 5.13(c) and that Seller shall be released from any liability or obligation under this Section 5.13(c).

(d) Seller makes no representations or warranties to Purchaser as to whether, or the length of time during which, any accounts relating to Deposit Account Liabilities will be maintained by the owners of such Deposit Account Liabilities at the Branch after the Transfer Date.

(e) Except as specifically provided for in this Agreement, Seller disclaims and makes no representations or warranties whatsoever with respect to the Property, Bank Employees, Purchased Assets or Assumed Liabilities, express or implied, including, without limitation, any representations or warranties with respect to merchantability, fitness, title, enforceability, collectibility, documentation or freedom from Liens (in whole or in part) and disclaim any liability and responsibility for any negligent representation, warranty, statement or information otherwise made or communicated, by oversight or information otherwise made or communicated, by oversight or otherwise (orally or in writing), to Purchaser in connection with the transactions contemplated hereby.

5.15 Included Deposits. The deposit accounts listed on Schedule 1.1(c) constitutes a substantially complete list of all deposit accounts (other than accounts relating to Excluded Deposits) open at the Branches as of the date of this Agreement.

5.16 Deposit Account Liabilities. All of the Deposit Account Liabilities were originated and maintained and are in material compliance with all applicable federal, state and local laws, rules, regulations, orders, judgments, injunctions, decrees and awards. None of the Deposit Account Liabilities are brokered deposits. Seller has delivered to Purchaser a true and correct copy of the current account forms for each of the types of deposit liabilities offered by Seller out of the Branches.

5.17 Assumed Liabilities. The Deposit Account Liabilities to be assumed by Purchaser are insured by the FDIC through the Deposit Insurance Fund to the extent permitted by law, and all premiums and assessments required to be paid as of the date hereof in connection therewith have been paid by Seller.

5.18 Regulatory Matters. Seller has not received any indication from any governmental authority that such governmental authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby. Seller has no reason to believe that it will not be able to obtain the Government Approvals.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

6.1 Organization. Purchaser is a Massachusetts state-chartered savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and it has the requisite corporate power and authority to own its assets and carry on its business, and, after Closing, to own the Purchased Assets.

6.2 Authorization. Subject to obtaining all Governmental Approvals, Purchaser has taken all necessary action to authorize the execution and delivery of this Agreement and the Exhibits and Schedules hereto, the performance by Purchaser of all terms and conditions hereof and thereof to be performed by Purchaser and the consummation of the transactions contemplated hereby and thereby.

6.3 No Violation. Subject to obtaining all Governmental Approvals, neither the execution, delivery and performance of this Agreement or the other documents and instruments to be executed and delivered by Purchaser pursuant hereto, nor the consummation by Purchaser of the transactions contemplated hereby and thereby (a) will violate or conflict with (i) any applicable law or order of any government entity, or (ii) any judgment, decree, order, statute, law or regulation applicable to Purchaser, or (iii) any agreement that Purchaser is a party to or (b) will require any authorization, consent approval, exemption or other action by nor notice to any government entity.

6.4 Binding Agreement. This Agreement is a valid and binding agreement of Purchaser enforceable in accordance with its terms. Purchaser’s execution, delivery and performance of this Agreement does not and will not violate any law, rule or regulation, conflict with, or result in a breach of any provision or condition, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of any lien, charge, encumbrance or claim upon any of the property of Purchaser pursuant to the terms of any indenture, contract, mortgage, lien, trust, agreement or other instrument, order, judgment or decree to which Purchaser is or will be a party, or which are, purport to be, or will be binding upon Purchaser or their property or assets.

6.5 Brokers and Finders Fee. Except as disclosed in Schedule 6.5 hereto (“Purchaser’s Broker”), no agent, broker, investment banker, consultant, representative or other person acting on behalf of Purchaser or under the authority of Purchaser is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from Purchaser relating to this Agreement or the transactions contemplated hereby other than the attorneys, accountants and tax or financial advisors of the Purchaser in connection with this Agreement and the transactions contemplated hereby. Purchaser shall be solely responsible for all costs, commissions, fees and expenses associated with or incurred as a result of Purchaser’s Broker and its employees, agents and representatives. Purchaser shall indemnify and hold Seller harmless from and against any claims by, and all costs, commissions, fees and expenses payable to, Purchaser’s Broker and any other broker claiming to have an agreement with Purchaser, in connection with the transactions contemplated by this Agreement.

6.6 Non-Contravention. The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Purchaser do not and, subject to the receipt of all Government Approvals, the consummation of the transactions contemplated by this Agreement, will not constitute (a) a material breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of Purchaser or to which Purchaser is subject, which breach, violation or default would have a Material Adverse Effect, or (b) a breach or violation of or a default under the charter or bylaws of Purchaser or to the Knowledge of Purchaser, any material contract to which Purchaser is a party or by which it is bound which breach, violation or default would prevent or materially delay Purchaser from performing its obligations under this Agreement in all material respects.

6.7 Legal Proceedings. There are no actions, suits, or proceedings, whether civil, criminal or administrative, pending or, to the Knowledge of Purchaser threatened against or affecting Purchaser that could prevent or materially delay Purchaser from performing its obligations under this Agreement in all material respects.

6.8. Agreements with Regulatory Authorities. Purchaser is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state governmental agency or authority, that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission, which order, decree, agreement, memorandum of understanding, commitment letter or submission either (i) could reasonably be expected to prevent or impair the ability of Purchaser to perform its obligations under this Agreement in any material respect or (ii) could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

6.9 Regulatory Matters. Purchaser has not received any indication from any governmental authority that such governmental authority would oppose or refuse to grant or issue its consent or approval, if required, or non-objection with respect to the transactions contemplated hereby. Purchaser has no reason to believe that it will not be able to obtain the Government Approvals.

ARTICLE 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES

7.1 Conditions Precedent to Purchaser’s Obligation The obligation of Purchaser to proceed with Closing is subject to the satisfaction at or prior to Closing of the following conditions, any one or more of which may be waived in writing in whole or in part by Purchaser (except as to the condition described in Section 7.1(a)):

(a) To the extent required by applicable law or regulation, all Government Approvals shall have been obtained in writing and shall not contain any Material Condition affecting Purchaser, the Purchased Assets, or the Deposit Accounts and any waiting periods mandated by the Government Approvals shall have been satisfied, for the valid consummation of the transactions contemplated by this Agreement shall have been satisfied, and all of the notices required to be given under Section 8.2 below shall have been given.

(b) On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided.

(c) No suit or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

(d) Seller shall have complied in all material respects with each of the covenants and agreements contained in this Agreement, which are required to be performed or complied with by Seller on or prior to the Closing Date.

(e) The representations and warranties made by Seller herein or in any certificate or other document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date; provided, however, that the representations and warranties made by Seller herein or in any certificate or other document delivered pursuant to the provisions hereof shall be, except as otherwise set forth herein, deemed to be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on the Closing Date, unless the failure to be so true and correct would have a Material Adverse Effect.

(f) Purchaser shall have received the items to be delivered by Seller pursuant to Section 4.4 hereof.

7.2 Conditions Precedent to Sellers’ Obligation. The obligation of Seller to proceed with Closing is subject to the satisfaction at or prior to Closing of the following conditions, any one or more of which may be waived in writing in whole or in part by Seller (except as to the condition described in Section 7.2(a)):

(a) To the extent required by applicable law or regulation, all Government Approvals shall have been obtained in writing and shall not contain any Material Condition affecting Seller, and any waiting periods mandated by the Government Approvals shall have been satisfied, for the valid consummation of the transactions contemplated by this Agreement shall have been satisfied, and all of the notices required to be given under Section 8.2 shall have been given.

(b) On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided.

(c) No suit or other proceeding shall be pending or threatened by any third party before any court or governmental agency seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

(d) Purchaser shall have complied in all material respects with each of its covenants and agreements contained in this Agreement which are required to be performed or complied with by it on or prior to the Closing Date.

(e) The representations and warranties made by Purchaser herein or in any certificate or other document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date provided, however, that the representations and warranties of Purchaser herein or in any certificate or other document delivered pursuant to the provisions hereof shall be deemed to be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on the Closing Date, unless the failure to be so true and correct would have a Material Adverse Effect on Purchaser’s ability to consummate the transactions contemplated by the Agreement.

7.3 Subject to Section 9.1(d) of this Agreement, if Purchaser becomes aware, prior to Closing, of a breach of any of Sellers’ representations, warranties or covenants made pursuant to this Agreement or any agreement, certificate or document ancillary hereto and nevertheless proceeds to Closing, such breach shall be deemed waived by Purchaser, shall not be subject to indemnification pursuant to Article 8A of this Agreement and Purchaser shall have no rights or claims against Seller with respect thereto.

ARTICLE 8
COVENANTS AND OTHER AGREEMENTS

8.1 Publication and Government Approvals.

(a) Within thirty (30) days of the execution of this Agreement, Purchaser shall publish a notice of the transaction contemplated hereunder to the extent required by applicable federal and/or state law.

(b) Seller and Purchaser shall cooperate with each other to prepare and file all necessary Government Approvals necessary or advisable to consummate the transactions contemplated by this Agreement. Prior to submission to the applicable Governmental Authority, Seller and Purchaser agree to allow the other party to review and comment upon any application or other materials proposed to be submitted to a Governmental Authority.

(c) Within twenty (20) days from the date of this Agreement, each party shall file for all Government Approvals to be obtained by it. Seller and Purchaser shall provide all information and documentation required to be submitted by it in connection with such Government Approvals or otherwise.

(d) Seller and Purchaser shall use diligent and commercially reasonable efforts to promptly obtain all Government Approvals and to meet all appropriate legal and other requirements. Further, Seller and Purchaser will keep the other apprised of the status of all Government Approvals and any material communications, including, without limitation, the approval or denial of a Government Approval, from a Governmental Agency relating to a Government Approval.

8.2 Notices to Depositors.

(a) The parties agree that within an agreed upon time frame following the receipt of all of the Government Approvals, Seller shall prepare and deliver a letter in form and substance satisfactory to Purchaser notifying all Depositors that Purchaser will assume the liability for the Deposit Accounts on the Closing Date, subject to the satisfaction of the conditions to Closing contained herein (“Seller’s Notice”). After Seller has delivered Seller’s Notice to all Depositors, but prior to the Closing Date, Purchaser shall prepare and deliver a letter to all Depositors, in form and substance satisfactory to Seller, setting out the details of Purchaser’s assumption and administration of the Deposit Accounts after Closing (“Purchaser’s Letter”). Purchaser’s Letter also shall (i) request that each Depositor cease writing checks or drafts against Seller’s Deposit Account immediately following the Closing Date, and (ii) include check order forms, replacement checks bearing Purchaser’s transit and routing number and any other documents to be signed by the account holder to establish a similar account with Purchaser. Each party shall bear the cost of its own mailing. Seller agrees to provide appropriate mailing lists and accompanying electronic data files in order to facilitate the mailing of Purchaser’s Letter. Following the Final Approval Date, Purchaser shall also be entitled to provide solely at its own expense such other notices or communications to Depositors relating to the transactions contemplated hereby as may be required by law; provided that the text of any such notice or communication and the timing of such notice or communication which is provided prior to the Closing shall be approved in advance by Seller, which approval shall not unreasonably be withheld or delayed.

(b) Following the receipt of all of the Government Approvals, Seller will provide a notice to each owner of Safe Deposit Assets stating that Seller shall assign to Purchaser the safe deposit agreements between Seller and each of such parties on the Closing Date. After execution of this Agreement, Seller will deliver copies of all safe deposit box lease forms currently used in connection with the Safe Deposit Assets to Purchaser.

(c) Following the receipt of all Government Approvals, but no later than ten (10) days prior to the Closing Date, Purchaser, at its expense, shall mail to each Depositor for which an ATM Card was issued: (i) a letter prepared by Purchaser, and approved and reasonably satisfactory to Seller, notifying the Depositor of the transfer of his or her account to Purchaser and requesting that the Depositor cease use of his or her ATM card bearing Seller’s name as of the Closing Date; and (ii) a replacement ATM card issued in the name of Purchaser and any other documents necessary for the ATM card holder to use the replacement ATM card after the Closing Date. Purchaser acknowledges that effective as of the close of business on the Closing Date, Seller shall invalidate the use of the ATM cards issued by Seller to the Depositor.

8.3 Deposit Accounts.

(a) Purchaser agrees to open an account in the name of each Depositor in an amount equal to the Deposit Account Liability for such Depositor’s Deposit Account, containing terms and conditions the same as applicable to such Deposit Account prior to the assumption thereof by Purchaser pursuant to this Agreement.

(b) From the Closing Date and thereafter, Purchaser shall pay all properly drawn checks, drafts and non-negotiable withdrawal orders timely presented to it by Depositors whose deposits or accounts on which such items are drawn are Deposit Accounts. Payment of the foregoing shall be made without regard to whether the items are drawn on the check or draft forms provided by Seller or by Purchaser. Further, Purchaser shall, in all other respects, discharge the duties and obligations of Seller with respect to the Deposit Account Liabilities.

(c) If within the period ending eighteen (18) months from the Closing Date, a Depositor does not accept Purchaser’s obligation to assume the liability of its Deposit Account and such Depositor asserts a valid claim against Seller for all or a portion of such Deposit Account Liability, Purchaser agrees on demand to provide to Seller funds sufficient to pay such claim. I forgot to mention this one. Our liability to the depositor extends beyond 6 months (probably beyond 6 years).

8.4 Safe Deposit Business. From and after the Closing Date, Purchaser shall perform and discharge all of Seller’s liabilities with respect to the Safe Deposit Business, including, without limitation, maintaining all necessary facilities and providing all necessary services for the use of the safe deposit boxes by the renters thereof, in accordance with the terms and conditions of the applicable agreements with Seller relating to such boxes, and Purchaser shall otherwise comply with the New York State Banking Law relating to the Safe Deposit Business.

8.5 Honor of Checks Post-Closing.

(a) From and after the Closing Date, Purchaser shall (i) pay all properly drawn and presented checks, negotiable orders of withdrawal, drafts, debits and other withdrawal orders presented to Purchaser by Deposit Account Liability customers, whether drawn on checks, negotiable orders of withdrawal, drafts, or other withdrawal order forms provided by Seller or by Purchaser and (ii) in all other respects discharge, in the usual course of the banking business, all of the duties and obligations of Seller with respect to the balances due and owing to the Customers who have Deposit Account Liabilities. If any Depositor who has a Deposit Account Liability account draws checks, drafts, or negotiable orders of withdrawal against the Deposit Account Liabilities, which are presented or delivered to Seller not later than ninety (90) days after the Closing Date, Seller shall use its commercially reasonable efforts to batch all such checks, drafts, negotiable orders of withdrawal, or other withdrawal order forms and to deliver the same to Purchaser at Purchaser’s sole expense. Purchaser acknowledges that any delay, failure, or inability on its part to comply with the obligations imposed upon it as a depository institution under applicable federal or state law, with regard to such checks, drafts, negotiable orders of withdrawal or other withdrawal orders shall not result in any liability or obligation of Seller and shall not affect any of the rights of Seller under this Agreement. Seller shall not be deemed to have made any representations or warranties to Purchaser with respect to any such checks, drafts, negotiable orders of withdrawal or other withdrawal orders and any such representations or warranties implied by law are hereby disclaimed and are the responsibility of Purchaser, except that Seller shall be chargeable with the warranties and representations implied by law with respect to any such check, draft, negotiable orders of withdrawal order, or other withdrawal order, which is paid by Seller over the counter.

(b) Purchaser hereby acknowledges that if, after the Closing Date, any Depositor who has a Deposit Account Liability, instead of accepting the obligation of Purchaser to pay the Deposit Account Liabilities (including Accrued Interest thereon) shall demand payment from Seller for all or any part of any such Deposit Account Liabilities (including Accrued interest thereon), Seller shall not be liable or responsible for making such payment.

(c) It is Seller’s intent to act in a commercially reasonable manner to ensure that all Deposit Account Liability transactions will be referred to Purchaser; provided, however that, if, after the Closing Date, Seller honors and pays any Deposit Liabilities which are presented to Seller for payment, or pays any check, draft, negotiable order of withdrawal or other withdrawal order, Purchaser shall upon demand by Seller reimburse Seller for such payment; provided, however, that Seller shall reimburse Purchaser for any payments made by Purchaser to Seller under this Section 8.5(c) as a result of Seller honoring and paying a fraudulent check, draft, negotiable order of withdrawal or other withdrawal order.

8.6 Seller’s Marks. Purchaser acknowledges that Seller is the owner of all right, title and interest in and to the Seller Marks. Purchaser agrees that neither it nor any of its affiliates will use the name “First Niagara Bank” or any similar name, or any of Seller’s Marks, in connection with any business or activity engaged in by Purchaser or any of its affiliates.

8.7 Records. Following the Closing, Purchaser shall promptly provide to Seller and their agents and representative copies of any Records relating to the Branches as Seller reasonably request, and shall allow Seller and their agents and representative to inspect and duplicate Purchaser’s Records relating to the Branches, the Purchased Assets, the Property and/or a Deposit Account.

8.8 Employees and Employee Benefits.

(a) Effective as of the Closing Date, Seller shall terminate all employees of the Branches. After the Final Approval Date, Purchaser shall determine the Bank Employees to whom Purchaser will offer employment upon terms and conditions described in subsection (b) below and subject to the Closing. Purchaser may not interview or otherwise contact any Bank Employee regarding employment with Purchaser until five (5) days after the public announcement of this transaction, and then only with the permission of Seller. Nothing contained in this Agreement shall be construed as an employment contract between Purchaser and any Transferred Employee.

(b) Purchaser shall provide each Transferred Employee with the following:

(i) Each Transferred Employee will be eligible to participate in any qualified profit sharing plan/401(k) plan or plans of Purchaser, if he or she is eligible based on each plan’s eligibility criteria as of the close of business on the Closing Date. Purchaser shall credit each Transferred Employee with the period of years of service with Seller, its Affiliates and predecessors in determining eligibility to participate, vesting and level of matching contributions in such plan or plans;

(ii) Each Transferred Employee will be eligible to participate in the Purchaser’s employee stock ownership plan, if he or she is eligible based on each such plan’s eligibility criteria as of the close of business on the Closing Date. Purchaser shall credit each Transferred Employee with the period of years of service with Seller, its Affiliates and predecessors in determining eligibility to participate, vesting and eligibility to receive benefits (but not accrual of benefits under any defined benefit plan) in Purchaser’s plan(s); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit for any period of service;

(iii) Each Transferred Employee will receive credit for years of service with Seller, its Affiliates and predecessors for purposes of calculation of benefits and waiting period eligibility and vesting in Purchaser’s non-retirement benefits programs, including but not limited to, vacation, severance, leaves of absence, education assistance, sick leave, short and long-term disability plans and other similar benefits;

(iv) On the Closing Date, each Transferred Employee will become immediately eligible to participate in the Purchaser’s health and welfare plans (if he or she is eligible based upon each plan’s eligibility criteria as of the close of business on the Closing Date), including but not limited to, medical, dental, life insurance and short and long-term disability plans. Purchaser shall waive any pre-existing condition limitations with respect to such Transferred Employee and his or her dependents, to the extent such pre-existing condition limitation can be waived under Purchaser’s plans.

8.9 Confidentiality. Except as required by applicable law or any Governmental Authority or as necessary to carry out its obligations under Sections 8.1 and 8.2 of this Agreement, or by mutual agreement, neither Seller nor Purchaser shall disclose any Confidential Information or the existence of this Agreement or the transactions contemplated hereunder, and shall maintain all Confidential Information and the existence of this Agreement and the transactions contemplated hereunder in strict confidence in accordance with the procedures it uses to protect its own information of a similar nature.

8.10 Further Assurances. From time to time, at a party’s reasonable request, an other party shall execute and deliver such further instruments of conveyance, transfer and assignment, and take such other action as may be reasonably requested in order to complete and effect the transactions contemplated herein.

8.11 Conduct of Business. From the date hereof through the Closing Date, Seller shall (unless Seller receives Purchaser’s prior written consent) (a) conduct its business relating to the Purchased Assets and Assumed Liabilities in the usual, regular and ordinary course consistent with law and past practice, (b) use commercially reasonable efforts, consistent with past practice, to maintain and preserve intact its relationships generally with Seller’s Bank Employees and Depositors; provided, however, that any salary increases with respect to Bank Employees shall be in the ordinary course of business consistent with Seller’s past practices, (c) not intentionally take any action which would adversely affect the ability of any party hereto to obtain any Government Approval or to perform its covenants and agreements under this Agreement, which shall not be deemed to include the providing of any submission or filing with any Government Authority, (d) perform, consistent with law and past practice, their material obligations, commitments, and contracts relating to the operation of the Branch except as modified in accordance with the terms of this Agreement, (e) not modify or terminate any material contract obligations relating to the Branches, except in accordance with their contractual terms and in accordance with customary and past practice, (f) operate the Branches in material compliance with all current legal or statutory provisions, (g) not dispose of any assets or liabilities of the Branches except in the ordinary course of business consistent with past practice, (h) not materially alter any of Seller’s policies or practices of the Branches between the date of this Agreement and the Closing Date with respect to the rates, fees, charges, or level of services available at or to Depositors of the Branches except for such alterations as may be instituted generally for similar branch offices of Seller and in accordance with ordinary course of business consistent with past practice, and (i) not make any capital expenditures in excess of $1,000 with respect to the Branches without Purchaser’s written consent, which will not be unreasonably withheld; not enter into any employment or other contract with employees, pay any bonuses, or amend any employee benefit, other than in the ordinary course consistent with past practice provided, however that Seller shall be under no obligation to advertise or promote new or substantially new customer services in the principal market area of, or for the benefit of, the Branches; provided, further, that Seller shall pay interest on the Deposit Account Liabilities at rates which are determined in the ordinary course of business consistent with Seller’s past practices.

8.12 Intentionally Omitted

8.13 Nonsolicitation of Employees.

(a) In consideration of the consummation of the transactions contemplated hereby, Seller and its Affiliates agree that, for a period of one year following the Closing Date, they shall not, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Purchaser, or otherwise interfere with Purchaser’s employment relationship with any Transferred Employee; provided, however, that this Section 8.13 shall not apply(i) if any such employee has been terminated by Purchaser or any of its Affiliates for any reason or (ii) if such employee is hired by Seller or any of its Affiliates as a result of a general solicitation for employment in newspaper advertisements or other periodicals of general circulation not specifically targeted to employees of Purchaser.

(b) In consideration of the consummation of the transactions contemplated hereby, Purchaser and its Affiliates agree that, for a period of one year following the Closing Date, they shall not, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Seller, or otherwise interfere with Seller’s employment relationship with any of its employees; provided, however, that this Section 8.13 shall not apply(i) if any such employee has been terminated by Seller or any of its Affiliates for any reason or (ii) if such employee is hired by Purchaser or any of its Affiliates as a result of a general solicitation for employment in newspaper advertisements or other periodicals of general circulation not specifically targeted to employees of Seller.

8.14 Maintenance of Property.

(a) Except as otherwise permitted or required hereunder, Seller shall operate the Property in substantially the same manner as prior to entering into this Agreement and keep the Property in substantially the same condition as on the date hereof, normal wear and tear excepted; provided, however, that Seller shall have no obligation to make any capital repairs, capital expenditures or capital improvements to the Property unless specifically required under this Agreement, except that Seller shall maintain as currently maintained all building and mechanical systems in reasonably satisfactory working order and otherwise in material compliance with applicable ordinances and regulations. Notwithstanding the foregoing, Seller shall have an affirmative obligation hereunder to disclose in writing to Purchaser any and all known structural defects or maintenance items that are necessary to be conducted at the Real Property;

(b) Seller shall not create, grant, accept or enter into a lease, use and occupancy arrangement, easement, option to purchase, right of first refusal or other agreement with respect to all or any portion of the Property without prior written notice to and consent of Purchaser, or enter into any service contract or equipment lease that does not by its terms expire or that cannot be canceled on or prior to the Closing Date (without expense to Purchaser); and

(c) Seller shall maintain the Property in material compliance with all laws, statutes, ordinances, rules, regulations, covenants and restrictions applicable thereto and shall promptly notify Purchaser of all written notices of violations thereof received by Seller and the nature and extent of the same; provided, however, Seller shall not be obligated to remedy any such violation.

8.15 Access by Purchaser. Upon execution of this Agreement, Seller shall provide Purchaser and its representatives, accountants and counsel, upon reasonable prior notice to Seller, reasonable access during normal hours and upon reasonable notice to Seller to the Records and all other documents and other information concerning the Branches, Purchased Assets and Assumed liabilities as Purchaser may reasonably request; provided, however, that all communications shall be directed to Paula Tomczak or such other persons as Paula Tomczak may designate. After the Final Approval Date, Seller shall provide Purchaser and its representatives, accountants and counsel reasonable access, during normal business hours and upon two (2) Business Days’ notice to Seller, to the Branches, Bank Employees, depository records, and all other documents and other information concerning the Branches, the Purchased Assets, the Assumed Liabilities and the Transferred Employees as Purchaser may reasonably request; provided that all such requests must be to Paula Tomczak, or such other persons as Paula Tomczak may designate, in writing, to Purchaser; and provided, further, that a representative of Seller shall be permitted to be present at all times and provided, further, that with respect to information concerning Bank Employees, Seller shall not be required to provide Purchaser any information other than information concerning the name, position, date of hire and salary of the Bank Employees, and Seller shall not be required to provide Purchaser with access to or copies of any personnel files or other individualized employee files or documents, all of which shall remain the sole property of Seller; provided further, however, that, after the receipt of all Government Approvals, Seller agrees to make Transferred Employees available to be interviewed by Purchaser and to make personnel files for any Transferred Employee available to Purchaser for review to the extent permitted by law and authorized in writing by the Transferred Employee. Notwithstanding the foregoing, in no event shall Seller be required to provide (a) any information which Seller, in its sole discretion deems proprietary, including without limitation, Seller’s “credit scoring” system, branch or credit practices, policies or procedures, or staffing models, (b) any information the provision of which to Seller is prohibited by applicable law, (c) any information that is protected by the attorney-client privilege, or (d) its or any of its Affiliates’ tax returns.

8.16 Communications to Employees, Training.

(a) At times mutually agreed to, Seller and Purchaser may make public announcement of the transaction and file such documents with the Securities and Exchange Commission (“SEC”) in accordance with applicable securities laws. Seller and Purchaser agree that no sooner than five (5) days following the public announcement of the transaction, meetings may be held at the Branches on such date and at such time as Purchaser and Seller shall mutually agree, to allow a representatives of Seller and Purchaser to announce Purchaser’s proposed acquisition of the Branches and Purchased Assets to the Bank Employees. Seller and Purchaser shall mutually agree as to the date and time of such meeting, and the scope and content of all communications to the Bank Employees. Except as specifically provided in Section 8.15 and in this Section 8.16, in no event shall Purchaser contact any Bank Employee without the prior written consent of Paula Tomczak, which consent may not be unreasonably withheld, except those Bank Employees designated in writing by Seller to handle certain transition issues.

(b) At times mutually agreed to by Seller and Purchaser following the initial announcement described in Section 8.16(a), Purchaser shall be permitted to meet with the Bank Employees to discuss employment opportunities with Purchaser, provided that representatives of Seller shall be permitted to attend any such meeting. From and after October 1, 2007, Purchaser shall also be permitted to conduct training sessions outside of normal business hours or at other times as Seller may agree, with the Bank Employees and may, at Seller’s sole option, conduct such training seminars at the Branches; provided that Purchaser shall schedule such training sessions in a manner which does not unreasonably interfere with Seller’s normal business operations. Purchaser shall reimburse the Bank Employees for reasonable transportation costs to and from the locations where Purchaser shall train such employees and compensate the Bank Employees or reimburse Seller at the Bank applicable standard or overtime rates for the time spent in such training. Purchaser shall be entitled to review the complete employee records and files of any employee at the Branches.

8.17 Delivery of Purchaser’s Check Forms. Following the Final Approval Date, but not less than ten (10) days prior to the Closing Date, Purchaser shall, at its sole cost and expense, notify by first class U.S. mail all Depositors, who have a Deposit Account Liability, in a form reasonably acceptable to Seller, of Purchaser’s assumption of the Deposit Account Liabilities (other than Excluded Deposits) (which shall include a notification to those Deposit Account Liability Depositors whose accounts are then covered by any type of overdraft protection offered by Seller, including but not limited to Advance Lines, that from and after the Closing Date all such overdraft protection from Seller shall terminate) and Purchaser, at its sole cost and expense, shall furnish each such Depositor with information on the delivery of new checks, deposit tickets, or other similar instruments, which shall be appropriately encoded with Purchaser’s routing number. Within a reasonable time as agreed to by the parties after execution of this Agreement, Seller shall provide Purchaser with all necessary information for Purchaser to supply such checks, deposit tickets or other similar instruments.

8.18 Uncollected Checks Returned to Seller. From and after the Closing Date, Purchaser shall promptly pay to Seller an amount equivalent to the amount of any checks, negotiable orders of withdrawal, drafts, or any other withdrawal orders (net of the applicable deposit premium paid by Purchaser with respect to the Deposit Account Liabilities represented by any such instrument) (“Items”) credited as of the close of business on the Closing Date to any Deposit Account Liabilities which are returned uncollected to Seller after the Closing Date and which shall include an amount equivalent to holds placed upon such Deposit Account Liabilities for Items cashed by Seller (net of the applicable deposit premium paid by Purchaser with respect to the Deposit Account Liabilities represented by any such instrument), as of the close of business on the Closing Date which Items are subsequently dishonored; provided, however, that if Seller shall have failed to make or properly reflect in the information provided to Purchaser any provisional credit or hold on any such Deposit Account Liabilities in respect of uncollected funds represented by any such Item, Purchaser’s obligations under this Section 8.18 in respect of such Item shall be limited to the amount of collected funds in such Deposit Account Liabilities.

8.19 Telephone Numbers. Seller shall, no later than five (5) days prior to the Closing Date, change the billing address for all telephone numbers used at the Branches to Purchaser’s billing address for all charges incurred subsequent to the Closing Date and shall cooperate with Purchaser to help ensure that all telephone numbers used at the Branches are transferred to Purchaser.

8.20 Signage. During the two day period immediately preceding the Closing Date, Seller shall cooperate with any commercially reasonable request of Purchaser directed to accomplishing the installation of signage of Purchaser’s choosing at the Branches prior to the Closing Date; provided, however, that all such installations shall be at the sole cost and expense of Purchaser, that such installation shall be performed in such a manner that does not significantly interfere with the normal business activities and operations of the Branches, that Seller’s signage shall not be damaged, that such signage complies with all applicable zoning and permitting laws and regulations, and that all such installed signage shall be covered , but shall indicate Seller’s name and be in such a way as to be unreadable at all times prior to the Closing; and provided further, however, that in the event that this Agreement is terminated prior to the Closing for any reason, Purchaser shall promptly remove all signage that it has installed or which otherwise contains Purchaser’s name and restore Seller’s signage to its condition prior to Purchaser’s installation of its signage. After the Closing, Purchaser: (i) shall, at its sole cost and expense, remove all of Seller’s existing signage at the Branches, and (ii) may, at its sole cost and expense, install signage at the Branches of Purchaser’s choosing.

8.21 Actions With Respect to IRA Deposit Account Liabilities.

(a) On or before the Closing Date, Seller shall (i) resign as of the close of business on the Closing Date as the trustee or custodian, as applicable, of each IRA included in the Assumed Liabilities of which it is the trustee or custodian, (ii) to the extent permitted by the documentation governing each such IRA and applicable law, appoint Purchaser as successor trustee or custodian, as applicable, of each such IRA, and Purchaser hereby accepts each such trusteeship or custodianship under the terms and conditions of Purchaser’s plan documents for its IRA, and assumes all fiduciary and custodial obligations with respect thereto as of the close of business on the Closing Date, and (iii) deliver to the IRA grantor of each such IRA such notice of the foregoing as is required by the documentation governing each such IRA or applicable law. Purchaser shall be solely responsible for delivering its IRA documents to the applicable IRA grantor, including but not limited to a beneficiary designation form to be completed by the applicable IRA grantor; provided, however, that in the event that an IRA grantor participant dies before such time as Purchaser receives a properly completed beneficiary designation form, Seller shall make available to Purchaser such information as may exist in Seller’s files regarding any beneficiary designation it may have regarding such decedent. If, pursuant to the terms of the documentation governing any such IRA or applicable law, (X) Seller is not permitted to appoint Purchaser as successor trustee or custodian, or the IRA grantor named fiduciary objects in writing to such designation, or is entitled to, and does, in fact, name a successor trustee or custodian other than Purchaser, or (Y) such IRA includes assets which are not Deposit Account Liabilities and are not being transferred to Purchaser or the assumption of such deposit liabilities included in such IRA would result in a loss of qualification of such IRA under the Code or applicable IRS regulations, all deposit liabilities of Seller held under such IRA shall be excluded from the Deposit Account Liabilities (such excluded deposits liabilities being herein called the “Excluded IRA Deposits”). Upon appointment as a successor custodian for such IRA Deposit Account Liabilities or as a successor trustee for such IRAs, Purchaser shall perform the services and carry out the duties and obligations required of it under the applicable plans, the Code and applicable Federal and state laws and regulations.

(b) To the extent the Deposit Account Liabilities include certain IRAs that are required to make certain periodic distributions to the IRA account owner (or beneficiary) either at the account owner’s or participant’s request or because the account owner or participant has attained age 70 1/2, effective as of the Transfer Date, Purchaser agrees to continue to make such periodic distributions in accordance with the reasonable distribution instructions forwarded by Seller to Purchaser. Purchaser hereby assumes the obligation to pay each minimum distribution required by federal law by December 31 of the calendar year in which the Closing occurs and, in consideration thereof, Seller agrees not to withhold the amount of such distributions from the aggregate amount of the Deposit Account Liabilities.

(c) Prior to the Closing Date, Seller shall provide to Purchaser copies of all plan documents and beneficiary designation forms in Seller’s possession with respect to the IRAs.

8.22 Bulk Transfer Laws. Seller and Purchaser hereby waive compliance with any applicable bulk transfer laws. If by reason of any applicable bulk sales law any claims are asserted by creditors of Seller, such claims shall be the responsibility of Purchaser in the case of claims arising under any of the Purchased Assets or Assumed Liabilities.

8.23 Seller’s Statements to Depositors. Within five (5) Business Days after the Closing Date, Seller, at its sole cost and expense, shall mail to each holder of a Deposit Account Liability a final statement as of the close of business on the Closing Date, including the payment of Accrued Interest thereon. Passbook information not posted to a Depositor passbook as of the Closing Date shall be provided to Purchaser by written report or by such other means as the parties may agree upon. Purchaser agrees to be responsible for posting all passbook entries reflected in such reports.

8.24 Equipment Conversion and Installation. Seller agrees to cooperate with Purchaser and its agents in order to facilitate installation of teller and other operating equipment in the Branch, provided that such installation shall be at Purchaser’s sole cost and expense and shall be planned so as not to interfere significantly with Seller’s normal business activities, and provided further, that if this Agreement is terminated, the removal of the equipment and the return of the Branches to its previous condition shall be at the expense of the Purchaser.

8.25 Post-Closing Settlement. Seller and Purchaser agree to cooperate to assure appropriate settlement of point of sale debit card transactions relating to Deposit Account Liabilities settled following the Closing Date. Following the Closing, Purchaser will make commercially reasonable efforts to notify originators of Automated Clearing House (“ACH”) entries affecting Deposit Account Liabilities of the transfers contemplated by this Agreement. Seller agrees to cooperate with Purchaser in a commercially reasonable manner to assure prompt delivery and settlement of ACH transactions received by Seller for debit or credit to Deposit Account Liabilities. Seller and Purchaser agree to cooperate with respect to any other items relating to Deposit Account Liabilities that come into Seller’s possession following the Closing Date.

8.26 Data Processing.

(a) Seller and Purchaser shall convert account information as to Deposit Account Liabilities to be effective the first business day following the Closing in accordance with the Data Processing Conversion Plan that will be attached hereto as Schedule 8.26 within thirty (30) days of the execution of this Agreement. Seller shall be responsible for services rendered to Seller by outside third-parties in connection with the de-conversion of the Branches’ electronic data to a format that can be utilized by Purchaser for and following the Closing of this Agreement, and Purchaser shall be responsible for services rendered to Purchaser by outside third-parties in connection with the conversion to Purchaser’s system. Schedule 8.26 lists the outside third-parties referred to in this Section 8.26.

(b) All tasks and obligations concerning the provision of data processing services to or for the Branches after the Closing Date, other than those specifically set forth in, and to the extent assumed by Seller pursuant to Schedule 8.26 hereof shall be performed solely and exclusively by the Purchaser. Purchaser acknowledges its assumption of all such tasks and obligations, and further acknowledges that any delay, failure or inability on its part to perform such tasks or comply with such obligations, except as and to the extent attributable to any delay, failure or inability on the part of Seller in performing those tasks or complying with those obligations specifically set forth in, and to the extent assumed by Seller pursuant to, Schedule 8.26 hereof shall not result in any liability or obligation of Seller and shall not affect any of the rights of Seller under this Agreement.

8.27 Deposit Histories.

In case of any dispute with or inquiry by any Depositor whose Deposit Account Liability is included in the Assumed Liabilities, which dispute or inquiry relates to the servicing of such account by Seller prior to the date for which a deposit history has been provided to Purchaser, Seller will provide Purchaser, where available and to the extent reasonably requested by Purchaser and not already provided to Purchaser, information regarding the Deposit Account Liability and copies of pertinent documents or instruments with respect to such dispute or inquiry so as to permit Purchaser to respond to such Depositor within a period of time and in a manner which would comply with standard banking practices and customs and all applicable laws.

8.28 Post-Closing Cooperation Generally. Whether or not specifically addressed in this Article 8, Seller and Purchaser agree to cooperate in a commercially reasonable manner to assure an orderly transition of the Branches’ operations and the Purchased Assets from Seller to Purchaser.

8.29 Nonsolicitation. For a period of one year following the Closing Date, Seller shall not directly and willfully solicit any Depositor (which for purposes of this Section 8.29 shall not include the owner of any Excluded Deposit), or seek to directly entice any Depositor, through a solicitation targeted at such Depositor, to open accounts or otherwise transact business with Seller. Notwithstanding the foregoing sentence, Seller and its affiliates shall be permitted to (a) engage in advertising, solicitations or marketing campaigns, programs or other efforts not primarily directed to or targeted at the Depositors, including without limitation such campaigns, programs or efforts in connection with lending, deposit, safe deposit, trust or other financial services relationships with such Depositors, (b) engage in other lending, deposit, safe deposit, trust or other financial services relationships, (c) respond to unsolicited inquiries, and (d) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

8.30 Forms. No later than the date of this Agreement, Seller will have provided Purchaser with copies of the forms of signature cards, deposit account forms, Regulation E disclosures, Truth-in-Savings disclosures, deposit account agreements, and IRA trust agreements and beneficiary designations, as well as the forms of any other instruments or agreements presently in use at the Branch in connection with the Deposit Account Liabilities. For purposes of this Section 8.30, all referenced documents shall be the forms used by Seller as of the date of this Agreement for new customers. Completed and executed forms of such documents for each respective depositor maintaining an account included within the Deposit Account Liabilities shall be provided to Purchaser on the Closing Date.

ARTICLE 8A
INDEMNITY

8A.1 Seller Indemnity. Seller shall indemnify, hold harmless and defend Purchaser, its affiliates, and their respective successors, permitted assigns, directors, shareholders, officers, agents and employees from and against all claims, losses, liabilities, demands and obligations of any nature whatsoever (including reasonable legal fees and expenses) (collectively, “Damages”) which Purchaser or any of its affiliates or their respective successors, permitted assigns, directors, shareholders, officers, agents or employees shall receive, suffer or incur, arising out of or resulting from:

(a) Any liability of Seller which is not an Assumed Liability;

(b) The material breach of any representation or warranty made by Seller in this Agreement, which breach has not been waived pursuant to Section 7.3 above; or

(c) The material breach of any covenant or other agreement made by Seller in this Agreement, which breach has not been waived pursuant to Section 7.3 above.

8A.2 Purchaser Indemnity. Purchaser shall indemnify, hold harmless and defend Seller, their affiliates and their respective successors, permitted assigns, directors, shareholders, officers, agents and employees from and against all Damages which Seller or any of their affiliates or their respective successors, permitted assigns, directors, shareholders, officers, agents or employees shall receive, suffer or incur, arising out of or resulting from:

(a) Any liability of Purchaser or any Assumed Liability;

(b) Any actions taken or omitted to be taken by Purchaser from and after the date of Closing with respect to the Bank Employees, and any suits or proceedings commenced in connection therewith;

(c) Any actions taken or omitted to be taken by Purchaser from or after the Closing Date and relating to the Purchased Assets, Assumed Liabilities and the Transferred Employees, and any suits or proceedings commenced in connection therewith (other than proceedings to prevent or limit the consummation of the transactions contemplated by this Agreement);

(d) The material breach of any representation or warranty made by Purchaser in this Agreement;

(e) The material breach of any covenant or other agreement made by Purchaser in this Agreement; or

(f) Any claims arising under any of the Purchased Assets or Assumed Liabilities made by creditors of Seller under any applicable bulk sales laws.

8A.3 Indemnification Procedure. If a party entitled to indemnification hereunder (“Indemnified Party”) is aware that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article 8A (whether or not the amount of the claim is then quantifiable), such Indemnified Party shall promptly give written notice thereof, describing in reasonable detail the nature of the claim, demand or circumstance, to the other party (“Indemnitor”), and the Indemnified Party will thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnified Party to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent, if any, that the Indemnitor’s rights shall have been prejudiced or the Indemnitor’s liability shall have been materially increased thereby; and provided, further, that with respect to representations and warranties contained in or made pursuant to this Agreement notice must be given prior to the end of the nine (9) month survival period set forth in Section 8A.6 below. In case any such action, suit or proceeding is brought against an Indemnified Party, the Indemnitor shall be entitled to participate in (and, in its discretion, to assume) the defense thereof with counsel reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnified Party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice at the expense of the Indemnitor if, in the good faith judgment of the Indemnified Party’s counsel, representation by the Indemnitor’s counsel may present a conflict of interest or there may be defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnitor. In no event shall Indemnitor be liable for the fees and expenses of more than one counsel, separate from its own counsel, for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same allegations or circumstances. The Indemnitor will not settle any claim, action, suit or proceeding which would give rise to the Indemnitor’s liability under its indemnity unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff of a release of the Indemnified Party, in form and substance reasonably satisfactory to the Indemnified Party and its counsel, from all liability with respect to such claim, action, suit or proceeding. If the Indemnitor assumes the defense of any claim, action, suit or proceeding as provided in this Section 8A.3, the Indemnified Party shall be permitted to join in the defense thereof with counsel of its own selection and at its own expense. If the Indemnitor shall not assume the defense of any claim, action, suit or proceeding, the Indemnified Party may defend against such claim, action, suit or proceeding in such manner as it may deem appropriate, provided that an Indemnified Party shall not settle any claim, action, suit or proceeding which would give rise to the Indemnitor’s liability under its indemnity without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

8A.4 Limitations on Liability. Notwithstanding anything to the contrary contained in this Agreement, (i) no Indemnified Party shall be entitled to indemnification pursuant to Section 8A.1 or 8A.2 until its aggregate Damages for a single breach or series of related breaches shall be in excess of 1% of the Purchase Price (the “Basket”), at which time such Indemnified Party shall be entitled to indemnification for the full amount of its Damages to the extent such Damages exceed the Basket, (ii) in no event shall the Damages payable by Seller or Purchaser (as the case may be), as Indemnitors, in the aggregate exceed the Purchase Price and (iii) in no event shall any party be entitled to any incidental, consequential, special, exemplary or punitive Damages.

8A.5 General.

(a) Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article 8A to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Party with regard to the applicable claims. An Indemnified Party shall not be entitled under this Agreement to multiple recovery for the same losses. The amount which any Indemnitor is or may be required to pay to any Indemnified Party pursuant to this Article 8A shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered (net of any direct relevant collections costs) by or on behalf of such Indemnified Party in reduction of the related Damages. If an Indemnified Party shall have received the payment required by this Agreement from the Indemnitor in respect of Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such Indemnified Party shall promptly repay to the Indemnitor a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any direct relevant collection costs).

(b) In addition to the requirements of paragraph (a) above, each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article 8A to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

(c) Subject to the rights of existing insurers of an Indemnified Party, an Indemnitor shall be subrogated to any right of action which the Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification from such Indemnitor hereunder.

(d) Except for the parties’ rights to specific performance as described in Section 10.14, the indemnification provided in this Article 8A shall be the exclusive post-Closing Date remedy available to any Indemnified Party with respect to any breach of any representation, warranty, covenant or agreement made by Purchaser or Seller in this Agreement.

(e) All indemnification payments under this Article 8A shall be deemed adjustments to the Purchase Price as defined in Section 3.1(c).

8A.5. Survival. All representations, warranties and covenants contained in or made pursuant to this Agreement shall survive the execution and delivery of the Agreement and shall continue in full force and effect for a period of nine (9) months after the Closing Date and thereafter shall terminate, except as to any claim with respect to a representation and warranty for which written notice shall have been given prior to the end of such nine (9) month period; and provided, further, that all covenants or agreements which by their terms are to be performed after the nine (9) month anniversary of the Closing Date shall survive until fully discharged.

ARTICLE 9
TERMINATION

9.1 Termination of Agreement. This Agreement may be terminated:

(a) At any time prior to the Closing Date, by the mutual written consent of Seller and Purchaser;

(b) By either Purchaser or Seller if Closing has not taken place on or before February 15, 2008;

(c) Upon written notice by either Purchaser or Seller immediately upon receipt by Purchaser or Seller of notice from any government authority that Purchaser or Seller, as the case may be, has been denied any Regulatory Approval by final order; and

(d) By either Purchaser or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations, warranties, covenants or other agreements set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that Purchaser and Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) unless the breach of representation, warranty, covenant, or other agreement together with all other such breaches would have a Material Adverse Effect.

9.2 Effect of Termination. In the event of termination pursuant to Section 9.1(b), (c) or (d), written notice thereof will be given by the terminating party to the other party, and the transactions contemplated by this Agreement will be terminated, without further action by any party hereto. If the transactions contemplated by this Agreement are terminated pursuant to Section 9.1:

(a) Purchaser will return to Seller all documents and other material received from Seller or their representatives relating to Confidential Information or the transactions contemplated hereby, whether obtained before or after the execution hereof; and

(b) All Confidential Information received by Purchaser will continue to be treated as confidential and no disclosure thereof shall be made to any third party except as required by law.

(c) In the event of termination of this Agreement pursuant to Section 9.1, this Agreement will become void and of no effect with no liability hereunder on the part of any party hereto (or of any directors, officers, employees, agents, legal and financial advisors or other representatives of any party). Upon any termination, all filings, applications and other submissions made pursuant to or prior to the execution of this Agreement will, to the extent practicable, be withdrawn from the Governmental Authority or other person to which made.

(d) If this Agreement is terminated, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 8.6, 8.9, and Articles 9 and 10, which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for actual damages due to a willful breach of this Agreement.

(e) If this Agreement is terminated due to 9.1(d), then the non-breaching party is to receive reimbursement for actual, reasonable accountable expenses.

ARTICLE 10
GENERAL

10.1 Publicity. Except for the notices required under Section 8.1 and 8.2 above, neither party shall make any notice or disclosure to a third-party, nor make any press release concerning the transactions contemplated by this Agreement, except to the extent that it is jointly planned and coordinated by and among Purchaser and Seller. Except as may be required by law, no party shall act unilaterally in this regard without prior written approval of every other party, such approval not to be unreasonably withheld or delayed.

10.2 Waivers. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

10.3 Binding Effect; Benefits. This Agreement shall inure to the benefit of the parties hereto, and shall be binding upon the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto, or their respective successors, assigns, heirs, executors, administrators and legal representatives any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.4 Notices. All notices, requests, demands, elections and other communications which any party to this Agreement may be required to give hereunder shall be in writing and shall be deemed to have been duly given by mailing the same by certified mail, return receipt requested, to the party to whom the same is so given or made. Such notice, request, demand, waiver, election or other communication will be deemed to have been given as of the date received by the addressee. Any notice may be given by a party’s attorney.

(a)	Notice to Seller. If to Seller, to:

First Niagara Bank
6950 S. Transit Road
PO Box 514
Lockport, NY 14095-0514

Attn: John R. Koelmel
With a required copy to:

First Niagara Bank
6950 South Transit Road
Lockport, New York 14095

Attn: General Counsel

(b)	Notice to Purchaser.

If to Purchaser, to:

Legacy Banks
99 North Street
P.O. Box 1148
Pittsfield, MA 01201-1148

Attn: J. Williar Dunlaevy

With a required copy to:

Legacy Banks
99 North Street
P.O. Box 1148
Pittsfield, MA 01202-1148

Attn: General Counsel

Or to such other address as such party shall have specified by notice to every other Party hereto.

10.5 Entire Agreement; Amendments. This Agreement (including the Schedules hereto) and documents delivered at Closing pursuant hereto and thereto constitute the entire agreement and understanding between the parties hereto as to the matters set forth herein and therein and supersede and revoke all prior agreements and understandings, oral and written, between the parties hereto or thereto or otherwise with respect to the subject matter hereof or thereof. No change, amendment, termination or attempted waiver of any of the provisions hereof or thereof shall be binding upon any party unless set forth in an instrument in writing signed by the Party to be bound or their respective successors in interest.

10.6 Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when a counterpart has been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart. Such execution may be evidenced by the execution and delivery of signature pages by either party by facsimile transmission to the other, provided that the original executed signature pages are contemporaneously delivered by such party to a reputable overnight courier service for delivery to the other party.

10.7 Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

10.8 Construction. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require.

10.9 Governing Law and Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles, and the United States of America. The parties hereby agree to submit themselves to the exclusive jurisdiction of any court of competent jurisdiction, state or federal, located in Erie County, New York USA, and that such venue is convenient to the parties and proper for all purposes of this Agreement.

10.10 Cooperation. The parties hereto shall cooperate fully at their own expense, except as otherwise provided in this Agreement, with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.

10.11 Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Agreement shall not be affected thereby and each remaining term, covenant, condition and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

10.12 Assignment; Sale of Branches. Purchaser may not assign any of the rights, interests or obligations hereunder (whether by operation of law or otherwise). Any attempted assignment by Purchaser shall be null and void.

10.13 Effect on Third Parties. Except as otherwise provided by law, neither the rights of creditors and depositors of Seller, nor any liability or obligation or payment of money, nor any claim or cause of action against Seller shall be in any manner released or impaired by this Agreement or by the transactions contemplated hereunder, and the rights and obligations of all creditors and depositors and of all other persons shall remain unimpaired, but Purchaser shall succeed to all such obligations and liabilities which are included among the Assumed Liabilities from and after the Closing Date and shall be liable from then and thereafter to pay, discharge, and perform all such liabilities and obligations of Seller assumed pursuant to this Agreement and in connection with the transactions contemplated hereunder in the same manner as if Purchaser had itself incurred the liabilities or obligations.

10.14 Specific Performance. The parties hereto acknowledge that monetary damages could not adequately compensate either party hereto in the event of a breach of this Agreement by the other and that the non-breaching party would suffer irreparable harm in the event of such breach. Based on the foregoing,

(a) in the event that Seller is in breach of this Agreement prior to the Closing, Purchaser may either bring an action for specific performance or terminate this Agreement pursuant to Section 9.1(d) above as its sole remedy; and

(b) in the event that Purchaser is in breach of this Agreement prior to the Closing, Seller may terminate this Agreement pursuant to Section 9.1(d) above.

10.15 Expenses. Except as otherwise provided herein, Seller and Purchaser shall each pay their own out-of-pocket expenses in connection with this Agreement, including investment banking, appraisal, accounting, consulting, professional and legal fees, if any, whether or not the transactions contemplated by this Agreement are consummated.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have caused this Agreement to be signed as of the date first above written.

PURCHASER:	LEGACY BANKS

By:

	Name:	J. Williar Dunlaevy
	Title:	Chairman & CEO

SELLER:	FIRST NIAGARA BANK

By:

	Name:	John R. Koelmel
	Title:	President & CEO

LIST OF EXHIBITS

Exhibit A	Branch Listing

Exhibit B	Bargain and Sale Deed

Exhibit C	Leased Property Assignment and Assumption Agreement

Exhibit D	Estoppel Certificate

Exhibit E	Bill of Sale

Exhibit F	Assignment and Assumption Agreement

Exhibit G	Seller’s Secretary Certificate

Exhibit H	Sellers’ Officer’s Certificate

Exhibit I	FIRPTA Affidavit

Exhibit J	Purchaser’s Secretary Certificate

Exhibit K	Purchaser’s Officer’s Certificate

LIST OF SCHEDULES

1.1(a)	List of Advance Lines

1.1(b)	List of Bank Employees

1.1(c)	List of Deposit Accounts

1.1(d)	List of Excluded Deposits

1.1(e)	List of Negative Deposits

1.1(f)	Description of Real Property

1.1(g)	List of Safe Deposit Accounts

2.1	Equipment, Furniture, Fixtures and Inventory

2.1.1	Service Contracts

3.1	Assets and Property Purchase Price Adjustment

3.2	Deposit Premium Allocation

3.3	Allocation of Purchase Price

4.8 (a)	Permitted Encumbrances

5.11	Labor Matters

6.5	Fee arrangement of Purchaser

8.26	Conversion of Account Information